EXHIBIT 99.1

Hudson Technologies Reports Second Quarter 2014 Results

pearl river, ny – July 30, 2014 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the quarter ended June 30, 2014.

Revenues for the three months ended June 30, 2014 were $16.9 million, an increase of 7% as compared to $15.8 million in the second quarter of 2013. The revenue increase in the quarter is primarily related to increased sales volumes of certain refrigerants offset by a decrease in the selling price of certain refrigerants. Net income for the quarter was $308,000, or $0.01 per basic and diluted share, compared to net income of $334,000, or $0.01 per basic and diluted share, in the second quarter of 2013.

For the first six months of 2014, Hudson recorded revenues of $32.5 million as compared to $38.6 million in the comparable 2013 period. The decrease in revenues was primarily due to a decrease in R-22 pricing of over 40%, partially offset by increased volume in the first six months of 2014. Net income for the first half of 2014 was $468,000 or $0.02 per basic and diluted share, compared to $4.8 million or $0.20 per basic and $0.18 per diluted share in the first half of 2013.

Kevin J. Zugibe, Chairman and Chief Executive Officer of Hudson Technologies commented, “We delivered solid performance for the second quarter with modest revenue gains and profitability. R-22 pricing in the quarter was down as compared to the same period last year, but has remained essentially stable through the first half of 2014, which we view as encouraging. We have continued to focus on meeting the needs of our existing customers and on developing relationships with new customers, which has allowed us to achieve increased volumes and service revenues. We view the reclamation of R-22 and the next generation refrigerants as a significant market opportunity. In addition, the capital raise we completed in June further strengthens our balance sheet and positions us favorably to drive both organic and inorganic growth. We believe that the EPA’s final rule for the 2015 through 2020 time period, expected to be issued before the end of this calendar year, will give clarity to the R-22 production phase-out, providing the needed opportunity for the growth of reclamation.”

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss the second quarter results today, July 30, 2014 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”. To participate in the call by phone, dial (877) 407-9205 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8054.

A replay of the teleconference will be available until August 30, 2014 and may be accessed by dialing (877) 660-6853. International callers may dial (201) 612-7415. Callers should use conference ID: 13587056.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative solutions to recurring problems within the refrigeration industry. Hudson's proprietary RefrigerantSide® Services increase operating efficiency and energy savings, and remove moisture, oils and other contaminants frequently found in the refrigeration circuits of large comfort cooling and process refrigeration systems. Performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies, RefrigerantSide® Services offer significant savings to customers due to their ability to be completed rapidly and at higher purity levels, and can be utilized while the customer's system continues to operate. In addition, the Company sells refrigerants and provides traditional reclamation services to the commercial and industrial air conditioning and refrigeration markets. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2013 and other subsequent filings with the Securities and Exchange Commission.  The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and subsidiaries

Consolidated Income Statements

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three month period		Six month period
	ended June 30,		ended June 30,
	2014	2013	2014	2013
Revenues	$16,875	$15,768	$32,459	$38,645
Cost of sales	14,673	13,220	28,454	26,935
Gross Profit	2,202	2,548	4,005	11,710

Operating expenses:
Selling and marketing	614	818	1,264	1,641
General and administrative	931	956	1,617	1,890
Total operating expenses	1,545	1,774	2,881	3,531

Operating income	657	774	1,124	8,179

Other income (expense):
Interest expense	(186)	(243)	(395)	(440)
Total other income (expense)	(186)	(243)	(395)	(440)

Income before income taxes	471	531	729	7,739

Income tax expense	163	197	261	2,936

Net income	$308	$334	$468	$4,803

Net income per common share Basic	$0.01	$0.01	$0.02	$0.20
Net income per common share Diluted	$0.01	$0.01	$0.02	$0.18
Weighted average number of shares
outstanding Basic	26,267,746	24,891,115	25,679,066	24,605,541
Weighted average number of shares
outstanding Diluted	27,846,672	26,859,009	27,357,936	26,670,232

Hudson Technologies, Inc. and subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	June 30,	December 31,
	2014	2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,893	$669
Trade accounts receivable - net	10,163	3,706
Income taxes receivable	1,699	2,709
Inventories	24,517	33,967
Deferred tax asset	207	207
Prepaid expenses and other current assets	3,342	608
Total current assets	41,821	41,866

Property, plant and equipment, less accumulated depreciation	4,422	4,536
Other assets	111	106
Deferred tax asset	5,087	5,363
Investments in affiliates	377	440
Intangible assets, less accumulated amortization	44	57
Total Assets	$51,862	$52,368

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$6,558	$3,955
Accrued payroll	287	289
Short-term debt and current maturities of long-term debt	278	15,367
Total current liabilities	7,123	19,611
Long-term debt, less current maturities	528	4,671
Total Liabilities	7,651	24,282

Commitments and contingencies

Stockholders' equity:
Preferred stock, shares authorized 5,000,000:
Series A convertible preferred stock, $0.01 par value ($100
liquidation preference value); shares authorized 150,000; none
issued or outstanding	0	0
Common stock, $0.01 par value; shares authorized 50,000,000;
issued and outstanding 32,031,426 and 25,070,386	320	251
Additional paid-in capital	60,532	44,944
Accumulated deficit	(16,641)	(17,109)
Total Stockholders' Equity	44,211	28,086

Total Liabilities and Stockholders' Equity	$51,862	$52,368